EXHIBIT 99.2


                   PROMISSORY NOTE AND STOCK PLEDGE AGREEMENT

$2,062,500                                                        June 19, 2007

FOR VALUE RECEIVED, the undersigned, RYE 68, LLC, a Delaware limited liability company ("Maker"), promises to pay to the order of KENNETH MANSER, ("Payee") the principal sum of Two Million Sixty Two Thousand and Five Hundred Dollars ($2,062,500) plus interest at an annual rate of eight percent (8%) per annum through the date final payment is made by Maker.

Maker agrees to pay the entire principal amount hereunder, together with any then accrued but unpaid interest thereon, on the third anniversary date of this Promissory Note and Stock Pledge Agreement ("Note"). Interest on this Note shall be paid in cash semi-annually on January 19 and June 19 of each year to the holder of this Note until this Note has been paid in full.

The entire unpaid balance of the principal amount, together with interest accrued thereon, immediately shall become due and payable in full, without notice or demand, upon the occurrence of any of the following events: (i) the filing of a petition in bankruptcy or reorganization (A) by Maker under any law of the United States or any state for the relief of debtors, or (B) against Maker by any creditor of Maker which is not dismissed within ninety (90) days,
(ii) the application for, or appointment of, a receiver for the property of, or the offering of a composition or extension to creditors by, or the making or attempted making of an assignment for the benefit of creditors by, Maker, or
(iii) the failure of Maker to make any principal or interest payment required hereunder within ten (10) calendar days after written notice that such payment is due.

Maker's payment obligations hereunder shall be secured by a pledge of two hundred and fifty thousand (250,000) shares of the common stock of Numerex Corp. (the "Shares"). Maker hereby grants a first priority security interest in, and pledges, all of its right, title and interest in and to the following, whether now owned or hereafter acquired (the "Pledged Collateral"):

         (a) the Shares, and the certificates representing the Shares;
         (b) all dividends, cash, instruments, capital stock ("Additional Shares"), and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Shares; and
         (c) to the extent not otherwise included in any of the foregoing, all cash and noncash proceeds of any and all of the foregoing.


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           This pledge shall be governed by all applicable provisions of, and
Payee shall have all rights and remedies with respect to the Pledged Collateral of a secured party under, the Uniform Commercial Code as in effect in the State of New York.

 Maker, concurrently with the execution of this Note, shall deliver one or more certificates representing the Shares to an escrow agent ("Escrow Agent") for Payee pursuant to an Escrow Agreement between Maker, Payee and Escrow Agent (the "Escrow Agreement"). Concurrently with the delivery of this Promissory Note and Stock Pledge Agreement to Payee, Maker has delivered to Payee a stock power therefore duly executed by Maker in blank. Forthwith upon Maker's acquisition of any Additional Shares, Maker shall (i) deliver to the Escrow Agent for Payee the certificates representing such Additional Shares and (ii) deliver to Payee a stock power therefore duly executed by Maker in blank.

Maker agrees to deliver to Payee such other documents of transfer as Payee may from time to time request to enable Payee to transfer the pledged Shares into its name or the name of its nominee and to perfect Payee's security interest in the Pledged Collateral under applicable laws. Maker agrees that it will not (i) sell or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral without the prior written consent of Payee or (ii) create or permit to exist any lien upon or with respect to any of the Pledged Collateral, except for the security interest granted hereby. Notwithstanding the foregoing, Maker shall be entitled to arrange with Payee for a sale by Maker of pledged Shares, free of the security interest granted hereby, provided that (A) such sale is permitted pursuant to the Rule 144 restrictions and/or applicable registration requirements and (B) Maker directs that the proceeds of such sale first be used to satisfy Maker's obligations pursuant to the first paragraph of this Promissory Note and Stock Pledge Agreement.

In the event that, during the term of this Promissory Note and Stock Pledge Agreement, any stock dividend, reclassification, readjustment or other change is declared or made in the capital structure of Numerex Corp., then Payee shall have a security interest in all securities (whether shares of Common Stock or other securities) issued to or acquired by Maker by reason of such event related to the Pledged Collateral, and such securities shall become part of the Pledged Collateral.

During the term of this Promissory Note and Stock Pledge Agreement and so long as the Pledged Collateral remains in Escrow Agent's possession, Maker shall have the right to vote the pledged Shares and exercise any voting rights pertaining to such Pledged Collateral, and to give consents, ratifications and waivers with respect thereto, for all purposes.

All or any portion of the principal amount evidenced by this Promissory Note and Stock Pledge Agreement may be prepaid at any time without premium or penalty.

Maker hereby waives presentment, notice of dishonor and protest in respect hereof.

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In the event of default under this Promissory Note and Stock Pledge Agreement,
Payee shall have all rights and remedies provided at law and in equity provided. All costs and expenses of collection, including reasonable attorneys' fees, shall be added to and become part of the principal amount of this Promissory Note and Stock Pledge Agreement and shall be collectible as part of such principal amount.

No interest or other amount shall be payable in excess of the maximum permissible rate under applicable law, and any interest or other amount which is paid in excess of such maximum rate shall be deemed to be a payment of principal hereunder.

No amendment of any provision of this Promissory Note and Stock Pledge Agreement shall be valid unless the same shall be in writing and signed by Maker and Payee. Any term or provision of this Promissory Note and Stock Pledge Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. No waiver by any party hereto of any default, misrepresentation, or breach hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

This Promissory Note and Stock Pledge Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof. If any term or provision of the Promissory Note and Stock Pledge Agreement shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby and shall remain in full force and effect.

This Promissory Note and Stock Pledge Agreement shall be binding upon the successors and assigns of Maker and shall inure to the benefit of Payee and its successors and assigns. Maker may not assign or otherwise transfer any of its rights, interests or obligations under this Note, by operation of law or otherwise, in whole or in part, without the prior written consent of the Payee.

                                            Maker:



                                            RYE 68, LLC

                                            By:     Andrew J. Ryan
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